EXHIBIT 10.27

SERVICE COMPANY CONTRACT

THIS SERVICE COMPANY CONTRACT (this “Agreement”) made and entered into as of the 7th day of APRIL, 1995, by and between FLORIDA ADMINISTRATORS, INC., a Florida corporation, (hereinafter referred to as “Management Company”) and COMPENSATION BENEFITS, INC., a Florida corporation, (hereinafter referred to as the “Service Company”).

W-I-T-N-E-S-S-E-T-H :

WHEREAS, Management Company and Pinnacle Assurance Corporation, a Florida Assessable Mutual Insurance Company, have entered into a Management Company Contract of even date herewith; and

WHEREAS, the Service Company represents and warrants that it is a Florida corporation that (a) has met all of the requirements of applicable Florida law, and (b) has obtained all necessary approval from the Department of Insurance to provide all services necessary under this Agreement; and

WHEREAS, it is the desire of the Management Company to retain the Service Company as an independent contractor to provide the services set forth herein; and

WHEREAS, it is the desire of the Service Company to be retained by the Management company to provide such services as hereinafter set forth; and

WHEREAS, the Management Company has, by a duly adopted resolution of its board of directors, authorized the execution of this Agreement by its President, to be attested by its Secretary; and

WHEREAS, the Service Company has by a duly adopted resolution of its Board of Directors authorized the execution of this Agreement by its President, to be attested by its Secretary.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1          “Management Company” means FLORIDA ADMINISTRATORS, INC., who has been engaged by PINNACLE to carry out the policies of the Board of Directors and to provide day-to-day management of PINNACLE, subject to the authority of the Board of Directors.

1.2          “Agreement” means this Service Company Contract and any and all amendments and modifications hereto executed and delivered by the parties herein in the manner specified herein.

1.3          “Applicable Percentage” means the percentage of Earned Normal Premium set forth on Exhibit “A” hereto that is used to compute the Service Fees of the Service Company.

1.4          “Pinnacle” means PINNACLE ASSURANCE CORPORATION, a Florida Assessable Mutual Insurance company.

1.5          “Department” means the Department of Insurance of the State of Florida, or any successor agency performing like functions involving workers’ compensation insurance.

1.6          “Audited Standard Premium” is defined as the premium determined by multiplying (a) the payroll (segregated into the proper workers’ compensation job classification), divided by 100, by (b) the produce obtained by multiplying the appropriate manual premium rates by member experience modifications with such adjustments as are necessary after routine or other audits to account for inaccurate or incomplete payroll or employee coverage and other data used to compute a member’s premium.

1.7          “Field Audits” means on-site (and to the extent waived by the Department as permitted in certain cases by the Florida Administrative Code, off-site) audits of Participating Employers for the purpose of determining normal premium due from each Participating Employer in each policy year based upon actual payroll of each Participating Employer.

1.8          “Normal Performance Standards” means the standards by which the quality of the Service Company’s performance of its duties under this Agreement shall be measured, it being agreed that the quality of the Service Company’s performance of its duties under this Agreement shall be at least equal to that required by statute, and the rules and regulations of the Department (and may exceed, although the Service Company shall have no liability for failing to exceed reasonable care in accordance with industry standards).

1.9          “Participating Employers” means all persons, partnerships, joint ventures, cooperations, companies, or unincorporated organizations which are insureds in good standing of PINNACLE.

1.10        “Service Company” means COMPENSATION BENEFITS, INC., a Florida corporation, and its successors and permitted assigns, if any.

1.11        “Service Fees” means the ordinary fees payable by Management Company to the Service Company for providing services specified in this Agreement, such Service Fees to be calculated by multiplying the audited Standard Premium of PINNACLE by the Applicable Percentage.  Service Fees do not include (and shall not be diminished by) any amounts payable by insurers to the Service company as commissions under Sections 3.2 or 3.3 of this Agreement or any other sums payable to the Service Company by PINNACLE or others as specified in or contemplated by this Agreement.

1.12        “Utilization Management/Review” means any hospital or medical review programs performed by subcontracted organizations or individuals who provided services including, but not limited to, hospital pre-admission review, length of stay monitoring, discharge planning, second opinion referral, or large case medical management.

ARTICLE II - RETAINMENT OF SERVICE COMPANY

2.1          Employment.  Management Company hereby retains and employs the Service company to perform as an independent contractor of the Management Company the services specified in this Agreement, and the Service Company hereby accepts such employment as an independent contractor, all on the terms and conditions and for the duration of this Agreement.  It is acknowledged and agreed that Management Company has entered into a Management Company Contract with PINNACLE of even date herewith wherein Management Company has the responsibility to perform such service and is authorized to delegate such services to Service Company.

ARTICLE III - DUTIES AND RESPONSIBILITIES OF THE SERVICE COMPANY

3.1          General.  The Service Company shall, during the terms of this agreement, provide the administrative services specified herein relative to certain day-to-day claims related activities of PINNACLE, subject, however, to the superior authority of the Board of Directors of PINNACLE and the Management Company.  As hereinafter set forth in this Article III, the administrative services to be provided by the Service Company during the term of this Agreement shall consist of: (a) procuring error and omissions coverage, fidelity bonds, and surety bonds as set forth in Section 3.6; (b) providing claims services as set forth in Section 3.2; (c) providing general administrative services as set forth in Section 3.3; (d) abiding by PINNACLE’S and Management Company’s policies and procedures as set forth in Section 3.4; (e) maintaining the Service Company’s existence and qualification as set forth in Section 3.5; (f) maintaining certain insurance as set forth in Section 3.6; (g) performing all other acts and meeting all standards required by the Department relating to Service Companies.  All such services shall be provided to PINNACLE & Management Company by the Service Company in a commercially reasonable manner and in accordance with the performance standards set forth in

Section 3.7.  The administrative services to be provided by the Service Company under this Agreement shall be provided to the Service company only during the term of this Agreement.

3.2          Claims Services.  The Service Company shall provide PINNACLE and Management Company with the claims and claims administration services necessary for the day-to-day administration of a workers’ compensation insurance company.  Such claims and claims administration services shall consist of:

(a)           Handling all claims incurred before and during the term of this Agreement until conclusion, where a liability is asserted that is alleged to be covered by PINNACLE as more particularly set forth in Article VIII;

(b)           Investigation of all covered or allegedly covered claims by employees of Participating Employers, including special investigations as directed by PINNACLE and the Management Company, of claims suspected of being questionable or improper;

(c)           Coordination with and response to the reasonable requests of legal counsel employed by PINNACLE or the Management Company to defend claims or other liability suits;

(d)           Paying from the accounts of PINNACLE such awards, losses, settlements, final judgements, and expenses as may be required by law, reserving for the accounting to the Fund on each claim and loss incurred during the period of this Agreement; and

(e)           Maintaining continuing claim records on each Participating Employer and, as reasonably requested, providing such records and reports to PINNACLE, the Management Company and any insurance carriers providing excess insurance or reinsurance to them.

(f)            Coordinating with the Participating Employer employing any injured employee with a view toward returning such injured employee to active Employment in an expeditious and reasonable manner.

(g)           Where applicable and appropriate, pursuing third party claims for subrogation and equitable distribution or otherwise.

(h)           The Service Company shall also be responsible for all claims and damages caused or brought about by the errors and omissions of the Service Company unless the conduct or course of conduct giving rise to such claims and damages has been previously approved by PINNACLE or Management Company.

(i)            Reimbursing PINNACLE or Management Company for the use of Index Systems Statistical Services.

The claims services to be provided by the Service Company under this Agreement shall be (i) substantially in accordance with PINNACLE and Management Company’s policies and procedures, (ii) substantially in accordance with such reasonable rules, regulations, policies, and procedures as have heretofore been adopted by PINNACLE or Management Company or as may (subject to Article VII hereof) be hereafter adopted by PINNACLE or Management Company, (iii) in accordance with any rules or regulations adopted by the Department, (iv) in accordance with any other requirement of law, and (v) substantially in accordance with any express requirements of any excess insurance or reinsurance contracts issued to PINNACLE or Management Company.  In the event this Agreement is terminated (in accordance with Article VIII hereof) and so long as Service Company’s compensation shall continue to be paid, the Service Company agrees to assist PINNACLE or Management Company in an orderly transfer of all claim files to the succeeding service provider, and Management Company agrees to make such transfer within ninety (90) days or other mutually agreed upon time in order to ensure a smooth and orderly transfer of termination of this Agreement.  Provided, however, that notwithstanding the foregoing, Service Company shall not be deemed to have any continuing liability or responsibility to adjust claims accruing during this Agreement to conclusion.

3.3          General Administration.  The Service company at the Service Company’s expense agrees to:

(a)           Attend PINNACLE or Management Company Board meetings as reasonably directed by Management Company or PINNACLE from time to time.

(b)           Coordinate with the Management Company in an effort to carry out the policies adopted by PINNACLE and to provide day-to-day management of the Service company.

(c)           As directed by PINNACLE or Management Company, make such reports to PINNACLE, the Management Company, and their attorneys relating to matters of concern or general interest with respect to PINNACLE or Management Company as are reasonably requested by them.

(d)           Provide periodic loss reports as reasonably requested by PINNACLE or Management Company containing such information as may reasonably be required from time to time in order to permit them and evaluate the status of PINNACLE.

(e)           Provide to the certified public accountants selected by PINNACLE or Management Company such reports and information as may reasonably be necessary to enable such accountants to prepare PINNACLE’S or Management Company’s audited financial statements and to express their professional opinion as to the financial condition of such entities.

(f)            Upon request of PINNACLE or Management Company, represent them at hearings, meetings, and administrative inquiries involving their financial interests, and before the Department and any other agency of the State of Florida; provided, however, that the Service company shall not so represent where representation by an attorney at law is required.

(g)           As directed by PINNACLE or Management Company, provide to the actuaries employed by them such reports and information as may reasonably be necessary for such actuaries to express their professional opinion as to the status of PINNACLE or Management company.

(h)           Assist PINNACLE or Management Company in filing with the Department such reports as may be required by the Department from time to time, including but not limited to:

(i)            Annual Summary Loss Reports for each participating Employer as may be required by applicable law, rules; representations;

(ii)           Such other documents and reports as are required of PINNACLE or Management company under applicable law.

Notwithstanding the foregoing, nothing in the Subsection 3(h) or otherwise, shall be construed to require the Service Company to perform duties that fall within the normal responsibilities of actuaries, certified public accountants, nor shall the Service company be obligated to pay any such professional fees in conjunction with therewith.

3.4          Abide by PINNACLE’S and Management Company’s Rules, Regulations, Policies, and Procedures.  In the performance of its duties under this Agreement, the Service company shall, subject to Article VII of this Agreement, conduct itself in a manner substantially consistent with the reasonable rules, regulations, policies, and procedures heretofore or hereafter established by PINNACLE or Management Company pursuant to Article IV of this Agreement.

3.5          Maintenance of Existence and Qualification.  The Service Company shall be as of the date of this Agreement and shall remain throughout the term of this Agreement:

(a)           duly authorized to transact business in the State of Florida; and

(b)           duly authorized and approved by the Department to contract for the purpose of servicing approved workers’ compensation insurance policies and programs.

3.6          Service Company Insurance.  The Service company shall procure and maintain at its own expense, insurance as a condition precedent to any paying coming due to the Service Company as follows:

(a)           During any time when the Service Company has the authority to disburse monies of PINNACLE or Management Company, the Service Company shall furnish a fidelity bond, or such other bond as necessary, payable to PINNACLE (and Management Company, if applicable) in an amount sufficient to protect its assets from misappropriation or abuse.  Such bond shall be in such amount as PINNACLE, or Management Company, may determine, but, in any event, not to exceed $500,000.00;

(b)           The Service Company shall maintain in effect during the term of this Agreement an errors and omissions policy and provide a certificate of such coverage to PINNACLE and Management Company.

3.7          Matters Not Responsibility of Service Company.  The Service Company undertakes in this Agreement to perform only such duties as are specifically set forth in this Agreement in accordance with normal performance standards.  Without limiting the generality of the foregoing, it is specifically agreed that the Service Company shall not be expected to perform any of the following duties;

(a)           Any duties that require the services of a licensed attorney at law;

(b)           Any duties that are the responsibility of PINNACLE’S or Management Company’s certified public accountants;

(c)           Any duties that are the responsibility of the Management Company (except as specifically undertaken by Service Company as set forth in this Agreement.)

(d)           Any duties (including but not limited to, investment of the monies of PINNACLE that would be duties of a fiscal agent, as that term is defined under applicable law;

(e)           Any duties that are the responsibility of PINNACLE’S actuaries;

(f)            Any duties relative to utilization management or utilization review, it being specifically contemplated that PINNACLE or Management Company will contract with a third party to perform such duties if they desire to have such duties performed, provided, however, that this subparagraph (f) shall not in any way negate or amend those duties and responsibilities of the Service Company as specifically or generally set forth in this Agreement.

(g)           Any duties relative to exercising ultimate responsibility for PINNACLE or Management Company, it being specifically agreed that such responsibility and duties rest with PINNACLE and Management Company, respectively;

(h)           Any duties of an insurer, reinsurer, or excess insurer, it being specifically acknowledged and agreed that the Service Company does not insure or underwrite the liability of PINNACLE in respect of any claims covered by PINNACLE.  In no event or circumstances shall this Agreement be construed to be either an insurance policy or a contract to insure;

(i)            Except to the extent required by law or expressly required by this Agreement, any duties whatsoever in respect of the duties contemplated herein at any time following the expiration or termination of this Agreement, including, but not limited to the adjusting of claims to conclusion after the termination of this Agreement.

ARTICLE IV - DUTIES AND RESPONSIBILITIES OF PINNACLE & MANAGEMENT COMPANY

4.1          Ultimate Responsibility.  Although the Service company has in this Agreement committed itself to perform on behalf of PINNACLE and Management Company certain ministerial and discretionary services necessary for the claims administration activities of PINNACLE it is acknowledged that PINNACLE and the Management Company have not delegated to the Service company in this Agreement (but rather retain for themselves) ultimate responsibility for such activities.  Without limiting the generality of the foregoing, PINNACLE and the Management company retain final authority with respect to:

(a)           Claims and claims administration, including but not limited to, which claims are covered by PINNACLE, which disputed claims shall be paid and which shall not be paid, and which subrogation claims shall be pursued and which shall not be pursued;

(b)           Marketing, including but not limited to, the coverages to be offered by PINNACLE and the types of eligible persons to whom they are to be offered, the materials and information to be used in marketing such coverage through licensed independent agents, and the insuring of new Participating Employers;

(c)           Underwriting, including but not limited to, the types of risks to be assumed and the premiums to be charged for assuming such risks, the criteria for rating, cancelling or rejecting any Participating employer or prospective Participating Employer, the amount of risk to be retained and the amount of risk to be reinsured or covered by excess insurance policies, and the amounts of any discounts, allowances, or rebates to be paid or allowed to Participating Employers;

(d)           Loss control;

(e)           Follow-up servicing;

(f)            Billing and collection of premiums, including but limited to, the amounts to be billed, cancellation policies, reinstatement policies, and delinquency collection procedures;

(g)           General Administration and Governmental filings; and

(h)           Every other aspect of the operation and management of PINNACLE or Management Company.

Notwithstanding the foregoing, it is acknowledged by the parties hereto that the Service Company is authorized, and will be exercising certain discretionary functions which it believes, in good faith, to be authorized by PINNACLE or Management company, without first seeking approval from them.

4.2          Adoption of rules, Regulations, Policies, and Procedures.  As a consequence of the ultimate responsibility of PINNACLE and the Management Company, respectively, for the operation and management of each and every aspect of PINNACLE’S operation, PINNACLE or Management Company, respectively, may, at their option, adopt certain rules, regulations, policies, and procedures for the guidance of the Service Company in performing its duties under this Agreement.  Every such rule, regulation, policy, and procedure which may be adopted for the guidance of the Service company shall be deemed incorporated into the terms and provisions of this Agreement by reference.  To the extent that no such rule, regulation, policy, or procedure now exists, PINNACLE or the Management Company at their option, may undertake to adopt in due course a reasonable rule, regulation, policy or procedure for the guidance of the Service company, including, but not limited to:

(a)           Claims processing and claims administration policies and procedures;

(b)           The size of the revolving claim fund, it any;

(c)           Delineation of authority granted to the Management Company and other fiscal agents, if any; and

(d)           Delineation of authority granted to the Service Company.

In the absence of rules, regulations, policies, or procedures established by PINNACLE or Management Company, the Service Company shall be entitled to use and rely upon its normal operating procedures or its good faith judgment in dealing with each of the foregoing topics, subject however, to any specific advice or direction received from PINNACLE or the Management Company in particular cases.

4.3          Service Fees.

(a)           Management Company agrees to pay to the Service Company, during the term of this Agreement, on a monthly basis, Service Fees equal to the Applicable Percentage (as set forth on Exhibit “A”) of Audited Standard Premium.  Each such payment shall represent, when paid, an estimated monthly payment of the Service Company’s Service Fees.

(b)           If a substantial increase or decrease in workers’ compensation insurance rates is approved by the Department, the parties shall in good faith re-negotiate the compensation due hereunder.

(c)           Upon final audit of PINNACLE and Management Company for the preceding fiscal year, the estimated Service Fees shall be reconciled and adjusted to the Applicable Percentage and Management Company shall pay to the Service Company (or in the case of a negative reconciliation and balance due necessary to effectuate such reconciliation and adjustment from estimated fees to actual fees.  The foregoing reconciliation payment (whether by Management Company to the Service Company or vice versa, whichever applicable, shall be made within twelve (12) months of the end of such fiscal year.  In the event of a partial year, the reconciled and adjusted amount due shall be prorated on the basis of the number of months during which the Service company serves Management Company.

4.4          Other Expenses.  Management Company agrees to be responsible for all other expenses of operating PINNACLE or Management Company, as set forth in the Management Company Contract, except for expenses directly relating to the performance by the Service Company of its obligations under this Agreement.

ARTICLE V - OWNERSHIP OF RECORDS AND FILES

5.1          General.  The Service Company shall maintain and retain custody of the claims records and files (but not financial records) of PINNACLE or Management Company for the duration of this Agreement.  Such records and files shall remain the exclusive property of PINNACLE or Management Company, respectively.  All such records and files in the possession of the Service Company shall be open for inspection by PINNACLE, the Management Company or the Department during regular business hours.

5.2          Disposition on Termination.  If this Agreement expires or is terminated as provided in Article VIII hereof, all applicable records and files of PINNACLE or Management Company of whatever nature or description in the possession of the Service Company (other than records and files on matters that the Service Company is to handle to conclusion, if any) shall promptly be released or delivered to PINNACLE, Management Company on their designated successor service company.  Notwithstanding the foregoing, the Service Company shall be entitled to retain a copy of all applicable records and files (including, without limitation, computer tapes or records of such items) for a period of two (2) years from the date of termination; at the end of such two (2) year period, the copy of such records and files so retained by the Service Company shall either be returned to PINNACLE or Management Company, whichever applicable, or shall be destroyed by the Service Company.

ARTICLE VI - CERTAIN PROHIBITED SERVICE COMPANY ACTIVITIES

6.1          Disclosure of Information.  During the term of this Agreement, the Service company shall not, except in connection with the performance of its duties under this Agreement, (a) disclose to any person the names of the Participating Employers, or (b) utilize any propriety information concerning PINNACLE or Management Company to intentionally divert any business of PINNACLE or Management Company to any competitor.  Nothing in this Agreement shall be deemed to prohibit the Service Company from disclosing in any fashion any information concerning PINNACLE or Management company if such information is in the public domain, whether by virtue of operation Florida Statutes, the Florida Public Records Law, or otherwise.

6.2          Impairment of Relationship.  During the term of this Agreement, the Service Company shall not engage in any activity intentionally designated to impair (a) PINNACLE or Management Company or (b) the relationship between PINNACLE and Management Company.

6.3          The Service Company shall work exclusively for Management Company and PINNACLE and shall not provide claim service for any other insurers without the express written agreement of PINNACLE and Management Company.

ARTICLE VII - RELIANCE AND POLICY CHANGES

7.1          Reliance by Service Company.  The Service company shall be fully authorized to act or refrain from acting in accordance with any specific written instructions from PINNACLE or The Management Company even though such instructions shall be contrary to or inconsistent with the established rules, regulations, policies, or procedures.  However, in such events the Service company shall state, in writing, to the Management Company that it believes such instructions are contrary to such rules, regulations, policies, and procedures.

7.2          Policy Changes.  It is recognized by the parties that it may be necessary or desirable for PINNACLE or Management Company to amend its rules, regulations, policies, and procedures

(including those contemplated by article IV hereof) from time to time, and that PINNACLE and the Management Company have the power to effect such changes.  Notwithstanding that fact, no change in such rules, regulations, policies, or procedures (other than such changes as may be required by law) that substantially increases the duties or obligations of the Service Company or otherwise materially and adversely affects the Service Company shall become effective unless the Service company shall give its express written consent thereto.

ARTICLE VIII - TERM OF AGREEMENT AND TERMINATION

8.1          General.  It is acknowledged and agreed that in consideration of, among other things, the Service company’s agreement to handle claims arising during the term of this Agreement shall become effective as of the effective date as described in this Agreement and shall remain in full force and effect until the fifth (5th) anniversary of the effective date.  Said Agreement shall be automatically renewed for two (2) year periods upon the expiration of the fifth (5th) anniversary, unless at least ninety (90) days prior to the third (3rd) anniversary, either party shall provide to the other party written notice that this Agreement shall be terminated upon the expiration of the fifty (5th) anniversary date.  It is the intent of the parties hereto that on each anniversary date, this Agreement will continue annually to automatically renew for a successive two (2) year period; such automatic two (2) year renewal shall convert to a fixed two (2) year term upon receipt of the ninety (90) day notification described above.

8.2          Termination For Cause.  Either party, or PINNACLE, may terminate this Agreement for cause only upon the basis hereinafter set forth by giving written notice thereof to the other party.  Such notice shall specify the cause, shall state the termination date, and shall be sent by certified mail, return receipt requested, to the other party at the notice address specified in Section 10.2 of this Agreement.  The termination date shall not be less than ninety (90) days from the date of mailing the termination notice.  The Service Company may terminate this Agreement “for cause” only if Management Company or PINNACLE (i) has failed to pay, when due, any amounts owing to the Service Company, or (ii) is engaging in conduct that substantially impairs the ability of the Service company to perform its duties under this Agreement.  Management Company or PINNACLE may terminate this Agreement “for cause” only upon (a) the deliberate refusal of the Service Company to perform any material obligation under this Agreement, or (b) the Service Company’s failing to meet Normal Performance Standards, which failure shall not have been corrected within a reasonable period of time after written notice from Management Company or from the Department.  The receipt of written notice by the Service Company and the opportunity to cure any and all failure or refusal to perform properly under either (a) or (b) above, shall be a condition precedent to the termination of this Agreement “for cause”.

8.3          Termination Without Cause.  If this Agreement is terminated by Management Company or PINNACLE without cause, then the Service Company agrees that only for a period up to ninety (90)

days thereafter, it will continue to provide claims adjusting services on all claims incurred during the term of this Agreement if requested to do so by Management Company or PINNACLE; but the Service Company shall not, under any circumstances, be obligated to handle any claims thereafter in the event of a termination by Management Company or PINNACLE without cause or without following the notice and termination procedures described in 8.1 above.  In such event, the Service Company shall be entitled to payment for its continuing services at the rate set forth in this Agreement.  Further, in such event, any continuation of claims handling by the Service company shall not, in any way, be deemed as a waiver of the Service company’s rights or remedies in the event of a wrongful termination.

8.4          Post-Termination Claims.  In no event, shall the Service Company be responsible to continue providing claims adjusting services on any claims arising out of accidents which take place after the termination of this Agreement, whether such termination is with or without cause.

8.5          Transfer to New Service Company.  In the event that claims servicing responsibilities are transferred to a new Service Company, the Service Company will provide a detailed accounting of all claims and claims activity sufficient to allow the new Service Company to establish its claims and accounting systems using active data.  Included in said accounting will be all records and documents, including computer records and programs, sufficient to enable the new Service Company to establish its systems.

8.6          Servicing After Insolvency of PINNACLE or Management Company.  Notwithstanding the foregoing, in the event of insolvency of PINNACLE or Management Company, the Service Company will agree to provide claims adjusting services for ninety (90) days or until relieved of such responsibility by the Department, whichever occurs earlier.  The Service Company shall be entitled to payment for its services at the rate set forth in this Agreement or at a rate which is agreed upon by the Service Company and the Department.  Nothing set forth herein shall be construed to require the Service Company to pay claims or otherwise incur liabilities for unpaid claims due to PINNACLE’S or Management Company’s failure to fund claim’s payment.

8.7          Assignment of Service Company’s Post-Termination Responsibilities.  Notwithstanding any other provision of this Agreement to the contrary, the Service Company shall have the right to assign any post-termination claims handling responsibilities, if any, to another duly qualified and licensed Service Company within the State of Florida so long as such assignment is approved by the Department and, further, so long as such assignment shall not result in any additional compensation or other payment due to the Service Company or the new Service Company.

ARTICLE IX - INDEMNIFICATION

9.1          Indemnification by Management Company.  Management Company agrees to indemnify and hold the Service Company harmless from and against all costs, damages, judgment, attorneys’ fees, expenses, (other than those expenses which are the obligations of the Service Company under this Agreement) and obligations of any kind or nature which the Service Company may incur or sustain in connection with or arising from this Agreement or any court action arising hereunder, provided such costs, damages, judgments, attorneys’ fees, expenses and obligations are not determined to have resulted from a breach of this Agreement or errors or omissions by the Service Company.

9.2          Indemnification by Service Company.  The Service Company agrees to indemnify and hold PINNACLE and Management Company harmless from and against all costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities or any kind or nature which occur as a result of a breach of this Agreement by the Service Company.

ARTICLE X - MISCELLANEOUS

10.1        Additional Agreement.  The Management Company and the Service Company have also entered into a Sub-Lease Agreement (including an agreement to pay certain pro rata common expenses) relating to the physical premises located at 701 U.S. Highway One, North Palm Beach, Florida and the sharing of certain costs and expenses relating to the use of common facilities and services.  A copy of said Agreement is attached hereto and the terms and provisions thereof are incorporated herein by reference.  It is further agreed that said Sub-Lease Agreement and this Service Company Contract shall run simultaneously and concomitantly in that in the event this Service Company Contract is terminated, then and in such event the Sub-Lease Agreement, a copy of which is attached hereto, shall also be deemed terminated unless otherwise specifically agreed, in writing, between the parties hereto at the time of such termination.

10.2        Entire Agreement.  This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding on either party hereto unless made in writing and fully executed by both parties.

10.3        Notices.  All notices provided for herein or contemplated hereby shall be in writing and shall be deemed to have been duly given when sent postage prepaid by certified mail, return receipt requested, to the parties at the following address:

If to Management Company:

FLORIDA ADMINISTRATORS, INC.

Post Office Box 14846

North Palm Beach, FL 33408

If to Service Company:

COMPENSATION BENEFITS, INC.

c/o Sam Stephens

Post Office Box 14846

North Palm Beach, FL 33408

Either party may change such notice address for all purposes by providing notice as aforesaid to the other party specifying the new address.

10.4        Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

10.5        Litigation.  In the event of a dispute arising out of or related to this Agreement, including, but not limited to, the interpretation of the Agreement or the performance of this Agreement or the breach of this Agreement, the parties hereby agree to submit themselves to binding arbitration under the commercial arbitration rules of the American Arbitration Association.  The undersigned further agrees that any such controversy shall be submitted to three (3) arbitrators selected from the panels of arbitrators of the American Arbitration Association.  The parties further agree that they will faithfully observe this arbitration provision and the rules of the American Arbitration Association and, further, that they shall abide by and perform any award rendered by the arbitrators and that a judgment of the court having jurisdiction may be entered upon such award in accordance with the law of the State of Florida.  Such court shall be authorized to render judgment on the award or finding of the arbitrators and for all costs and expenses of arbitration, all in accordance with the laws of the State of Florida.  The prevailing party shall be entitled to recover from the non-prevailing party all of its costs of arbitration, including, but not limited to, reasonable attorneys’ fees.  The venue for any such action or proceeding shall be in Palm Beach County, Florida.

10.6        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which constitute one and the same Agreement.

10.7        Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors.  Neither party shall be entitled to assign its rights or obligations under this Agreement to any other party; provided, however, that nothing in this Section 10.6 shall be construed (a) to prohibit the Service Company from granting any lender a security interest in any receivables of the Service Company due from

PINNACLE or Management Company, or (b) to prohibit the Service Company from delegating its duties under this Agreement to such persons as the Service Company may properly deem necessary to the efficient performance of its responsibilities under this Agreement.

10.8        Rules of Construction.  In construing the terms of this Agreement, it is agreed by the parties hereto that:

(a)           All Article and Section headings are for convenience of reference only;

(b)           All references herein to any gender shall be deemed to include every other gender;

(c)           The singular includes the plural and the plural includes the singular; and

(d)           All accounting terms used herein shall be construed in accordance with generally accepted accounting principles.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written for themselves, their successors, and their permitted assigns, if any, and do hereby agree to fully perform the covenants and agreements as hereinabove set forth.

Management Company:
FLORIDA ADMINISTRATORS, INC.
a Florida corporation,

By:	/s/Sam A. Stephens, Pres.
As its President

Attest:

By:	/s/Dale E. Hanson, Sec.
As its Secretary

Service Company:
COMPENSATION BENEFITS, INC.,
a Florida corporation

By:	/s/Sam A. Stephens, Pres.
As its President

Attest:

By:	/s/Dale E. Hanson, Sec.
As its Secretary